Exhibit 99.1
List of other Reporting Person

Alpine Partners (BVI), L.P., also indirectly owns all of the shares listed under Table 1 and is a beneficial owner.

Name: Alpine Partners (BVI), L.P.
Address: 140 Broadway, 38th Floor, New York, NY 10005